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                                                                      EXHIBIT 99

              CAUTIONARY STATEMENT UNDER SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


               Lance, Inc. (the Company), from time to time, makes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which may be written or oral, reflect expectations of management of the Company at the time such statements are made. The Company is filing this cautionary statement to identify certain important factors that could cause the Company's actual results to differ materially from those in any forward-looking statements made by or on behalf of the Company.

PRICE COMPETITION AND CONSOLIDATION

               The sales of most of the Company's products are subject to intense competition primarily through discounting and other price cutting techniques by competitors, many of whom are significantly larger and have greater resources than the Company. In addition, there is a continuing consolidation by the major companies in the snack food industry which could increase competition.

RAW MATERIALS

               The Company's cost of sales can be adversely impacted by changes in the cost of raw materials, principally flour, peanuts and peanut butter. While the Company obtains substantial commitments for the future delivery of certain of its raw materials and engages in limited hedging to reduce the price risk of these raw materials, continuing long-term increases in the costs of raw materials could adversely impact the Company's cost of sales.

SALES GROWTH

               The Company's plans for profitable sales growth depend upon the ability of the Company to develop and execute effective marketing and sales strategies for its products.

YEAR 2000 READINESS

               The Company's efforts to ensure its operations are not materially impacted by the arrival of the year 2000 depend upon the completeness and accuracy of its remediation assessments and activities. In addition, the Company could be adversely impacted by the failures of material third parties for which the contingency plans are inadequate. Furthermore, the Company's efforts are dependent upon the continued availability of qualified personnel.

               There are other important factors not described above that could also cause actual results to differ materially from those in any forward-looking statement made by or on behalf of the Company.